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                                                                      EXHIBIT 21


The Company's subsidiaries are:

First Bulloch Bank & Trust Company, Statesboro, Georgia, incorporated under the laws of the state of Georgia

Metter Banking Company, Metter, Georgia, incorporated under the laws of the state of Georgia

First National Bank of Effingham, Springfield, Georgia, organized as a federally chartered bank under the laws of the United States

Wayne National Bank, Jesup, Georgia, organized as a federally chartered bank under the laws of the United States